As filed with the Securities and Exchange Commission on January 4, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Towers Watson & Co.

(Exact name of registrant as specified in its charter)

Delaware	27-0676603
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

875 Third Avenue

New York, NY 10022

(Address of Principal Executive Offices, Including Zip Code)

Towers Watson & Co. Employee Stock Purchase Plan

(Full Title of the Plan)

John J. Haley

Chairman of the Board of Directors and Chief Executive Officer

Towers Watson & Co.

875 Third Avenue

New York, NY 10022

(Name and Address of Agent for Service)

Copies to:

Walter W. Bardenwerper, Esq.

Neil D. Falis, Esq.

Towers Watson & Co.

901 North Glebe Road

Arlington, Virginia 22203-1853

(703) 258-8000

Charles J. Conroy, Esq. Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, NY 10005 (212) 530-5000	Ronald O. Mueller, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036 (202) 955-8500

(212) 725-7550

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A Common Stock, par value $0.01 per share	4,696,424 shares	(1)	$27.20	(2)	$127,742,732.80	(2)	$9,108.06

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also registers such additional shares of Class A Common Stock that become available under the Towers Watson & Co. Employee Stock Purchase Plan in order to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the pro forma combined book value of the Class A Common Stock as of June 30, 2009, which was $27.20 per share.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Towers Watson & Co., a Delaware corporation (the “Registrant”), relating to 4,696,424 shares of the Registrant’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), that may be issued pursuant to awards under the Towers Watson & Co. Employee Stock Purchase Plan (the “Plan”). On December 18, 2009, the stockholders of Watson Wyatt Worldwide, Inc., a Delaware corporation (“Watson Wyatt”), and Towers, Perrin, Forster & Crosby, Inc., a Pennsylvania corporation (“Towers Perrin”), approved a merger of equals between Watson Wyatt and Towers Perrin to form Towers Watson & Co. (the “Merger”). At January 1, 2010, the effective time of the Merger (the “Effective Time”), the Registrant changed its name from Jupiter Saturn Holding Company to Towers Watson & Co. and thereafter, will conduct the businesses conducted by Watson Wyatt and Towers Perrin.

The Plan is an amendment and restatement of the Watson Wyatt & Company Holdings 2001 Employee Stock Purchase Plan. Watson Wyatt originally registered 750,000 shares of its Class A common stock on December 19, 2001 and an additional 1,500,000 shares of its Class A common stock on December 16, 2003 for use under the Plan, of which 196,424 shares remained available for issuance immediately prior to the Effective Time. The Plan, as amended and restated, was assumed by the Registrant at the Effective Time, and 4,500,000 additional shares were added to the Plan at the Effective Time. This Registration Statement covers 4,696,424 shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be included in the prospectus for the Plan is omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) hereby are incorporated by reference into this Registration Statement:

(1)	The Registrant’s prospectus on Form 424B3 (File No. 333-161705), filed with the Commission on November 9, 2009 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the prospectus referred to in (1) above.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that the Registrant has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Registrant files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that also is considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4. Description of Securities.

The Registrant will have the authority to issue an aggregate of 416,100,000 shares, of which 300,000,000 shares are shares of Class A Common Stock.

Preemptive or Preferential Rights. No holder of stock of any class of the Registrant has any preemptive or preferential right of subscription to any shares of any class of stock of the Registrant whether authorized now or at a future date, or to any obligation convertible into stock of the Registrant, or any right of subscription for such securities, other than such rights, if any, as the board of directors in its discretion from time to time determines.

Voting Rights. At every meeting of the Registrant’s stockholders in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of shares of Class A Common Stock is entitled to one vote in person or by proxy for each share of Class A Common Stock registered in the name of the holder on the transfer books of the Registrant. Except as otherwise required by law, the holders of shares of Class A Common Stock will vote together as a single class, subject to any right that may be conferred upon holders of preferred stock to vote together with holders of voting common stock on all matters submitted to a vote of the Registrant’s stockholders. No holder of shares of Class A Common Stock may cumulate votes in voting for directors.

Reclassifications, Subdivisions and Combinations. No shares of Class A Common Stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for all shares of Class A Common Stock, except that Class A Common Stock and the Registrant’s Class B common stock may be reclassified as a single class of common stock at any time following the fourth anniversary of the Effective Time.

Dividends and Other Distributions. Subject to the rights of the holders of preferred stock, holders of each class of voting common stock of the Registrant are entitled to receive such dividends and other distributions in cash, stock of any corporation (other than common stock) or property of the Registrant as may be declared on such class of common stock by the board of directors from time to time out of assets or funds of the Registrant legally available for such purpose and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in common stock, including distributions pursuant to stock splits or divisions of common stock, only shares of Class A Common Stock are paid or distributed with respect to Class A Common Stock, only shares of the Registrant’s Class B common stock are paid or distributed with respect to the Registrant’s Class B common stock, only shares of the Registrant’s Class R common stock are paid or distributed with respect to the Registrant’s Class R common stock and only shares of the Registrant’s Class S common stock are paid or distributed with respect to the Registrant’s Class S common stock; provided that if a dividend or other distribution is paid with respect to one class or series of common stock, a proportionate dividend or distribution shall be paid with respect to each other class or series of common stock.

Liquidation, Dissolution and Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Registrant, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of preferred stock, the remaining assets and funds of the Registrant will be distributed pro rata to the holders of shares of the Registrant’s common stock. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Registrant or a consolidation or merger of the Registrant with one or more other corporations (whether or not the Registrant is the corporation surviving the consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

Exchange Listing. The shares of Class A Common Stock are listed on the NYSE and NASDAQ under the trading symbol “TW”.

Transfer Agent. The transfer agent and registrar for the Registrant’s capital stock will be American Stock Transfer & Trust Company, LLC.

Anti-Takeover Considerations. Delaware law generally provides that a Delaware corporation may not engage in any “business combination” with an “interested shareholder” for a period of three years following the date that the stockholder became an interested stockholder unless: (a) prior to that time the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (b) upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the employee stock plan will be tendered in a tender offer or exchange offer; or (c) at or subsequent to that time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the voting power of the outstanding voting stock that is not owned by the interested stockholder. An “interested stockholder” generally means any person that: (1) is the owner of 15% or more of the voting power of the outstanding voting stock of the corporation and such person’s affiliates and associates; or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the voting power of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether this person is an interested stockholder, and the affiliates and associates of this person. The term “business combination” is defined to include a wide variety of transactions, including mergers, consolidations, sales or other dispositions of 10% or more of a corporation’s assets and various other transactions that may benefit an interested stockholder. A corporation can expressly elect not to be governed by these business combination provisions in its certificate of incorporation or bylaws, but the Registrant has not made such an election.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that (1) to the extent a former or current director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (2) the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (3) the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The Registrant’s Amended and Restated Certificate of Incorporation will provide that a director will not be personally liable to the corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide for the indemnification of directors and officers to the fullest extent permitted by Delaware law.

The Plan provides that the members of the Registrant’s board of directors and the committee administering the Plan shall not be liable for any good faith action or determination with respect to the Plan or any option granted under the Plan, and the Registrant shall indemnify each of them to the fullest extent permitted by law with respect to any claim, loss, damage or expense (including counsel fees) in connection with their responsibilities under the Plan.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

A The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Virginia, on January 4, 2010.

TOWERS WATSON & CO.

By:	/S/ JOHN J. HALEY
Name:	John J. Haley
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Walter W. Bardenwerper, as lawful attorney-in-fact and agent with full powers of substitution and resubstitution, to execute in the name of and on behalf of each person, individually and in each capacity stated below, and to file with the Commission any and all amendments to this Registration Statement, including any and all post-effective amendments as appropriate, and generally to do all such things in such person’s behalf, in any or all capacities stated below, in order to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on January 4, 2010.

Signature	Title

/S/ JOHN J. HALEY	Chief Executive Officer, Director
John. J. Haley	(Principal Executive Officer)

/S/ ROGER F. MILLAY	Chief Financial Officer
Roger F. Millay	(Principal Financial Officer)

/S/ PETER L. CHILDS	Principal Accounting Officer and Controller
Peter L. Childs	(Principal Accounting Officer)

/S/ MARK V. MACTAS	President, Director
Mark V. Mactas

/S/ JOHN J. GABARRO	Director
John J. Gabarro

/S/ GAIL E. MCKEE	Director
Gail E. McKee

/S/ BRENDAN R. O’NEILL	Director
Brendan R. O’Neill

/S/ LINDA D. RABBITT	Director
Linda D. Rabbitt

/S/ GILBERT T. RAY	Director
Gilbert T. Ray

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (1)

4.2	Amended and Restated Bylaws of the Registrant (1)

5.1	Opinion of Gibson, Dunn & Crutcher LLP

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

23.2	Consent of KPMG LLP

23.3	Consent of Deloitte & Touche LLP

23.4	Consent of Deloitte & Touche LLP

99.1	Towers Watson & Co. Employee Stock Purchase Plan

(1)	Incorporated by reference from Annex H of the Registrant’s Form S-4/A, Amendment No. 3, filed with the Commission on November 9, 2009 (File No. 333-161705).